Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

INDUSTRIAL ENTERPRISES OF AMERICA, INC.,

PITT PENN OIL CO., LLC,

FORTCO PITTSBURGH, LLC,

and

FORTCO PLASTICS, INC.

Dated May 12, 2006

TABLE OF CONTENTS

1. DEFINITIONS AND USAGE
 1.1. Definitions
1.2. Usage
2. SALE AND TRANSFER OF ASSETS; CLOSING
2.1. Assets to be Sold
2.2. Excluded Assets
2.3. Consideration
2.4. Liabilities
2.5. Allocation
2.6. Closing
2.7. Closing Obligations
2.8. Resins
3. REPRESENTATIONS AND WARRANTIES OF SELLERS
3.1. Enforceability; Authority; No Conflict
3.2. Description of Real Property
3.3. Title to Assets; Encumbrances
3.4. Condition of Assets
3.5. Resins
3.6. Bulk Sales
3.7. Legal Proceedings; Orders
3.8. Environmental Matters
3.9. Employees
3.10. Labor Disputes; Compliance
3.11. Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws
3.12. Brokers or Finders
3.13. No Litigation
3.14. No Violation of Laws
3.15. All Required Action Taken
3.16. Section 1445(a) Non-Foreign Person
3.17. Leases
3.18. Prohibitions
4. REPRESENTATIONS AND WARRANTIES OF BUYER
4.1. Organization and Good Standing
4.2. Authority; No Conflict
4.3. Certain Proceedings
4.4. Brokers or Finders
5. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
 5.1. Title Insurance
6. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
6.1. Employees
6.2. No Injunction
7. ADDITIONAL COVENANTS
7.1. Payment of All Taxes
7.2. Removing Excluded Assets
7.3. Noncompetition, Nonsolicitation and Nondisparagement - Seller and IEA
7.4. Noncompetition, Nonsolicitation and Nondisparagement - Buyer and Fortco Plastics.
7.5. Further Assurances
7.6. Employees
8. INDEMNIFICATION; REMEDIES
8.1. Survival
8.2. Indemnification and Reimbursement by Seller and IEA
8.3. Indemnification and Reimbursement by Seller and IEA - Environmental Matters
8.4. Indemnification and Reimbursement by Buyer and Fortco Plastics
8.5. Limitations on Amount - Seller and IEA
8.6. Additional Limitations on Amount; Time Limitations
8.7. Third-Party Claims
8.8. Other Claims
8.9. Indemnification in Case of Strict Liability or Indemnitee Negligence
9. CONFIDENTIALITY
9.1. Definition of Confidential Information
9.2. Restricted Use of Confidential Information
9.3. Exceptions
9.4. Legal Proceedings
9.5. Return or Destruction of Confidential Information
9.6. Attorney-Client Privilege
10. GENERAL PROVISIONS
10.1. Expenses
10.2. Public Announcements
10.3. Notices
10.4. Enforcement of Agreement
10.5. Waiver; Remedies Cumulative
10.6. Entire Agreement and Modification
10.7. Assignments, Successors and No Third-Party Rights
10.8. Severability
10.9. Construction
10.10. Time of Essence
10.11. Governing Law; Arbitration
10.12. Drafting History
10.13. Execution of Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated May 12, 2006, is by and among FORTCO PITTSBURGH, LLC, a Missouri limited liability company (“Buyer”), FORTCO PLASTICS, INC., an Indiana corporation (“Fortco Plastics”), INDUSTRIAL ENTERPRISES OF AMERICA, INC., a Nevada corporation (“IEA”) and PITT PENN OIL CO., LLC, an Ohio limited liability company and a subsidiary of IEA (“Seller”).

RECITALS

Pursuant to that certain Debtors’ Joint Amended Plan of Reorganization dated January 31, 2003 (In Re: Pitt Penn Oil Co., Pitt Penn Distribution Co. and Springdale Specialty Plastics, Inc.), Seller acquired, among other things, the assets of Springdale Specialty Plastics, Inc. (referred to herein as “Springdale”). Subsequently, as of January 18, 2006, IEA purchased one hundred percent (100%) of the membership interests of Spinwell Holding Co., LLC, owner of 100% of the membership interests of Seller. Now, Seller desires to sell, and Buyer desires to purchase, certain assets previously owned by Springdale and currently owned by Seller, for the consideration and on the terms set forth in this Agreement.
AGREEMENT
The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS AND USAGE

1.1.  Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” - (a) all trade accounts receivable and other rights to payment from customers of Seller and IEA and their Affiliates (as such term is defined hereinafter) and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller and IEA and their Affiliates, (b) all other accounts or notes receivable of Seller and IEA and their Affiliates and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate” - with respect to any Person (as such term is hereinafter defined), any stockholder, member or Person controlling, controlled by or under common control with such Person, or any director, officer, manager or key employee of such Person or any of the respective immediate family members of such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by and under common control with”), as used with respect to any Person, means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and in any event and without limitation of the forgoing any Person owning fifty percent (50%) or more of the voting securities of a second Person.

“Appurtenances” - all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including all easements appurtenant to and for the benefit of the Real Property for, and as the primary means of access between, the Real Property and a public way, or for any other use upon which lawful use of the Real Property for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets” - as defined in Section 2.1.

“Bill of Sale” - as defined in Section 2.7(a)(i).

“Breach” - any breach of, or any material inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or material obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure hereunder.

“Bulk Sales Laws” - Legal Requirements regulating any and all bulk sales.

“Business” - the production and assembly of various plastic containers used for automobile fluids such as anti-freeze, windshield wash fluid and oil products. Such operations which are performed at Seller’s Springdale Facility (the “Springdale Facility”), which facility is located on the Real Property.

“Business Day” - any other day other than (a) Saturday or Sunday or (b) any other day on which banks in the State of New York are permitted or required to be closed.

“Buyer” - as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” - as defined in Section 8.2.

“Closing” - as defined in Section 2.6.

“Closing Date” - the date on which the Closing actually takes place.

“Code” - the Internal Revenue Code of 1986, as amended, and the regulations promulgated from time to time thereunder.

“Confidential Information” - as defined in Section 9.1(a).

“Consent” - any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” - all of the transactions contemplated by this Agreement.

“Contract” - any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), related to the Assets or the Business.

“Customer Contract” - any Contract by and between Seller and any customer of Seller existing as of the date of this Agreement, pursuant to which Seller has any on-going rights, duties or obligations.

“Damages” - as defined in Section 8.2.

“Effective Time” - The time at which the Closing is consummated.

“Employee” - each individual employed at the Springdale Facility by Seller solely in relation to the operation of the Business to be hired by Buyer, a complete list of which individuals is set forth on Schedule 1.1(a).

“Encumbrance” - any charge, claim, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” - soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” - any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)	any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)
any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)
financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)	any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” - any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, environmental permits, policies, judgments, decrees, injunctions, or agreements with any Governmental Entity or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or release of Hazardous Substance, including, but not limited to: the Clean Air Act, 42 U.S.C. §7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq.; the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.; and any state analogies of any of the foregoing.

“Excess Resins” - as defined in Section 2.8.

“Excluded Assets” - as defined in Section 2.2.

“GAAP” - generally accepted accounting principles in the United States consistently applied, as in effect as of the date of this Agreement.

“Governing Documents” - with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles of organization and operating agreement; (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (d) any amendment or supplement to any of the foregoing.

“Governmental Authorization” - any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” - any:

(a)	nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)	federal, state, local, municipal, or other government;

(c)
governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(d)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Ground Lease” - that certain Ground Lease Agreement, dated as of March 24, 1990, by and between The Lane Construction Corp. as successor-in-interest to Waterside Properties, Inc. and Springdale Specialty Plastics, Inc. (predecessor to Seller in title to the Real Property).

“Hazardous Substance” - petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes, in any amount or concentration, which are now or hereafter defined or regulated as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, “solid wastes” or “contaminants” under any Environmental Law.

“Improvements” - all buildings, structures, fixtures and improvements located on the Real Property, including those under construction.

“Indemnified Person” - as defined in Section 8.7(a).

“Indemnifying Person” - as defined in Section 8.7(a).

“IRS” - the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” - an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. With respect to the parties hereto, “Knowledge” thereof will be limited to the Knowledge of management of each such party.

“Lease” - any lease or rental agreement, license, right to use or installment and conditional sale agreement relating directly to the Business or the Assets.

“Legal Requirement” - any federal, state, local or municipal law, ordinance, principle of common law, code, regulation or statute.

“Liability” - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“New Union Contract” - that certain agreement entered into by and between Buyer and IUE-CWA, Industrial Division of the Communication Workers of America (CWA) AFL-CIO-CLC, Local 88643, contingent upon the occurrence of the Closing.

“Note” - as defined in Section 2.3.

“Occupational Safety and Health Law” - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” - any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Permitted Encumbrances” - those exceptions set forth in the Title Insurance Commitment, a true and complete copy of which exceptions are set forth on Schedule 1.1(b).

“Person” - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator having jurisdiction over the parties hereto.

“Purchase Price” - as defined in Section 2.3.

“Real Property” - as described in Section 3.2, including Improvements and all Appurtenances thereto.

“Record” - information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Release” -any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” - all actions, including any capital expenditures, required (a) to clean up, remove, treat or in any other way address any Hazardous Substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; and (d) to bring the Real Property and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” - with respect to a particular Person, any director, officer, manager, agent, consultant, advisor, accountant, financial advisor, legal counsel or other individual duly appointed thereby as a representative of such Person.

“Resins” - 400,000 pounds of resins currently stored in a silo on the Real Property.

“Retained Liabilities” - as defined in Section 2.4.

“Seller” - as defined in the first paragraph of this Agreement.

“Springdale Facility” - as defined in the definition of “Business” herein.

“Subsidiary” - with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Supply Agreement” - the supply agreement dated prior to or of even date herewith by and among Seller, Buyer and Fortco Plastics, a form of which is attached hereto as Schedule 1.1(c).

“Tangible Personal Property” - all items of personal property listed on Schedule 1.1(d), together with any express or implied warranty by the manufacturers or sellers or lessors of any such item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” - any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Third Party” - a Person that is not a party to this Agreement, and is not an Affiliate of a party to this Agreement.

“Third-Party Claim” - any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” - a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Title Insurance Commitment” - that certain title insurance commitment issued by Stewart Title Guaranty Company dated March 24, 2006, title commitment number AC-06-135, issued in the name of Buyer.

“WARN Act” - the Worker Adjustment and Retraining Notification Act.

1.2. Usage.

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)
reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)
Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)
Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	SALE AND TRANSFER OF ASSETS; CLOSING

2.1.  Assets to be Sold

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, of Seller and which relate solely to the Business, including the design, manufacture and sale of the products constituting a part of the Business, including the following (but excluding the Excluded Assets):

(a)	the Real Property;

(b)	the Ground Lease;

(c)	all Tangible Personal Property;

(d)	all Resins;

(e)	with respect to the Assets, all service and warranty Records, equipment logs, and operating guides and manuals; and

(f)	all Records, client and customer lists, referral sources, and telephone, telecopy and e-mail addresses and listings directly related to any Customer Contract.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets arising prior to the Closing.

2.2.  Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller and IEA (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller and IEA after the Closing:

(a)	all cash, cash equivalents and investments;

(b)	all minute books, equity and tax Records and corporate/company seals;

(c)	the shares of capital stock or other equity of Seller or IEA held in treasury;

(d)	those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof;

(e)	all insurance policies and rights thereunder;

(f)	all personnel Records and other Records that Seller is required by law to retain in its possession;

(g)	all claims for refund of Taxes and other governmental charges of whatever nature;

(h)	all rights in connection with and assets of the Employee plans;

(i)	all rights of Seller and IEA under this Agreement, the Bill of Sale, the Supply Agreement, and any other agreement or contract not expressly assigned to Buyer pursuant hereto;

(j)	all rights of Seller and IEA under all contracts not being assumed by Buyer pursuant hereto;

(k)	all claims arising prior to Closing with respect to the Business and the Assets;

(l)	the property and assets expressly designated in Schedule 2.2(j);

(m)	all Accounts Receivable; and

(n)	all and any other tangible and intangible assets and Records of Seller and IEA which do not constitute a part of the Business.

2.3.  Consideration.

The consideration for the Assets will be Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Purchase Price”), subject to adjustment for payment for the Excess Resins pursuant to Section 2.8, and subject to adjustment for payment of Taxes pursuant to Section 7.1(a). In accordance with Section 2.7(b), at the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows: (a) Two Million Dollars ($2,000,000), subject to adjustments pursuant to Sections 2.8 and 7.1(a), by wire transfer, and (b) a note in the principal amount of Five Hundred Thousand Dollars ($500,000), payable in ten (10) quarterly installments of $50,000, together with interest on the unpaid principal balance equal to six percent (6.00%) per annum, accruing from May 12, 2006, such payments to commence on April 1, 2007 (the “Note”).

2.4.  Liabilities.

All liabilities of Seller shall remain the sole responsibility of Seller except any liability with respect to the WARN Act (the “Retained Liabilities”).

2.5.  Allocation.

The Purchase Price shall be allocated as mutually agreed upon by Buyer and Seller within 90 days after Closing. After the Closing, the parties shall make consistent use of the allocation and fair market value as mutually agreed for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within 90 days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.6.  Closing.

The purchase and sale provided for in this Agreement (the “Closing”) will occur simultaneously with the execution and delivery of this Agreement by all parties hereto, unless the parties hereto otherwise agree.

2.7.  Closing Obligations.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Seller shall deliver to Buyer:

(i)	a bill of sale for all of the Assets that are Tangible Personal Property in the form of Schedule 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)	for the interest in the Real Property, a recordable warranty deed in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(iii)	an assignment of the Ground Lease in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(iv)	an estoppel certificate from the landlord under the Ground Lease in form and substance substantially similar to the estoppel certificate attached hereto as Schedule 2.7(a)(iv);

(v)
such other general warranty deed, Seller’s affidavit, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as reasonably required by the title company issuing the Title Insurance Commitment and requested by Buyer prior to the Closing, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)
certificates, executed by Seller and IEA, as to the accuracy of their representations and warranties as of the Closing Date and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing Date;

(vii)
certificates of authorized officers of Seller and IEA, certifying to the incumbency and signatures of the officers of Seller and IEA executing this Agreement and any other document relating to the Contemplated Transactions;

(viii)	the Supply Agreement, duly executed by Seller;

(ix)
releases of all Encumbrances on the Assets, including releases of each mortgage of record and reconveyances of each deed of trust with respect to the Real Property other than the Permitted Encumbrances;

(x)
certificates, dated as of a date not earlier than the third Business Day prior to the Closing, as to the good standing of Seller and IEA, executed by the appropriate officials of the state of organization and incorporation, respectively, of Seller and IEA.

(b)	Buyer shall deliver to Seller:

(i)
Two Million Dollars ($2,000,000), subject to adjustments pursuant to Sections 2.8 and 7.1(a), by wire transfer to an account specified by Seller in a writing delivered to Buyer and Fortco Plastics (such writing to be delivered prior to Closing);

(ii)	the Note, duly executed by Buyer and Fortco Plastics;

(iii)	the Supply Agreement, duly executed by Buyer and Fortco Plastics; and

(iv)
certificates of authorized officers of Buyer and Fortco Plastics certifying to the incumbency and signatures of the officers of Buyer and Fortco Plastics executing this Agreement, the Note and any other document relating to the Contemplated Transactions.

2.8.  Resins. If at Closing there is more than 400,000 pounds of Resins stored on the Real Property, Buyer agrees to purchase at Closing all Resins in excess of 400,000 pounds (the “Excess Resins”) for an amount equal to $0.62 per pound. The amount of Excess Resins shall be determined by Buyer and Seller on the Closing Date, and the Purchase Price shall be adjusted accordingly at Closing to reflect the cost of the Excess Resins under this Section 2.8.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS

Seller and IEA represent and warrant, jointly and severally, to Buyer as follows:

3.1.  Enforceability; Authority; No Conflict.

(a)
This Agreement constitutes the legal, valid and binding obligation of Seller and IEA, enforceable against each of them in accordance with its terms. Seller and IEA each has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such action has been duly authorized by all necessary action by Seller’s and IEA’s shareholders, board of directors, members and/or managers, as applicable.

(b)
Upon the execution and delivery by Seller of the Supply Agreement and each other agreement to be executed or delivered by Seller at the Closing (collectively, “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the requisite power and authority to execute and deliver Seller’s Closing Documents and to perform its obligations thereunder, and such action has been duly authorized by all necessary action by Seller’s members and/or managers.

(c)
The execution, delivery and performance by Seller and IEA of this Agreement, the Supply Agreement and Seller’s Closing Documents, as applicable, and the consummation of the Contemplated Transactions do not and will not, directly or indirectly:

(i)	violate or conflict with any provision of the Governing Documents of Seller or IEA;

(ii)
violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, the Ground Lease;

(iii)
Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any of the Assets may be subject; or

(iv)	cause Buyer to become subject to, or to become liable for the payment of, any Tax other than the Taxes for which Buyer is liable pursuant to Section 7.1.

(d)
Other than the Consent of the landlord under the Ground Lease, Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.2.  Description of Real Property. Schedule 3.2 contains a correct legal description and tax parcel identification number of the tract of land to be transferred hereunder (the “Real Property”).

3.3.  Title to Assets; Encumbrances.

(a)	Seller owns good and marketable fee simple title in the Real Property, free and clear of any Encumbrances, other than:

(i)	liens for Taxes for the current year which are not yet due and payable;

(ii)	the Permitted Encumbrances; and

(iii)	certain liens, mortgages or other financial security documents which shall be removed prior to Closing.

(b)	Seller owns good and transferable title to all of the other Assets. Seller warrants to Buyer that, at the time of Closing, all of the other Assets shall be free and clear of all Encumbrances.

3.4.  Condition of Assets. Use of the Real Property for the various purposes for which it is presently being used in connection with the operation of the Business is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in material compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled. No part of any Improvement encroaches on any real property not included in the Real Property, and, to Seller’s Knowledge, there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Real Property. The Real Property has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Real Property and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvements located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s Knowledge, there is no existing or proposed plan of any Governmental Body to modify or realign any street or highway, or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Real Property or Improvements or that would prevent or hinder the continued use of the Real Property, Improvements or any of the Assets heretofore used in the conduct of the Business.

3.5.  Resins. The Resins and Excess Resins, if any, are of a quality usable and saleable, in the ordinary course of the Business, as conducted by Seller in operating the Business.

3.6.  Bulk Sales. The purchase and sale of the Assets pursuant to this agreement does not amount to the sale or transfer in bulk of fifty-one per centum (51%) or more of any one of the following categories of assets owned by Seller and located in the State of Pennsylvania: stock of goods, wares, or merchandise of any kind, fixtures, machinery, equipment, buildings, or real estate.

3.7.  Legal Proceedings; Orders.

(a)	There is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)	by or against Seller that relates to or may affect the Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. There are no Proceedings that could reasonably be deemed to have a material adverse effect upon the Assets.

(b)	There is no Order to which any of the Assets is subject.

3.8.  Environmental Matters.

(a)
Use of the Real Property and the Assets by the Seller has been in full compliance with, and is not in violation of, any Environmental Law. Seller has no basis to expect, nor has Seller or any other Person for whose conduct Seller may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) any prior owner or operator of the Business and the Assets, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Business and the Assets.

(b)
There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Business and the Assets as presently operated.

(c)
Seller has no Knowledge of, nor has Seller received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Business and the Assets.

(d)
Seller does not have any Environmental, Health and Safety Liabilities with respect to the Business and the Assets or, to the Knowledge of Seller, with respect to any other property or asset at any property geologically or hydrologically adjoining the Real Property.

(e)
There are no Hazardous Substances present on or in the Environment at the Real Property or, to the Knowledge of Seller, at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Real Property or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct Seller is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any activity involving Hazardous Substances conducted with respect to the Business or the Assets except in full compliance with all applicable Environmental Laws.

3.9.  Employees.

(a)
Schedule 1.1(a) contains a complete and accurate list of the following information for each Employee, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; and date of commencement of employment or engagement.

(b)
To the Knowledge of Seller, no Employee is bound by any Contract that purports to limit the ability of such Employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery which constitutes a work for hire for Seller. No former or current Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.

(c)
Seller hereby agrees that Seller shall be responsible for compensating each Employee for all vacation time and sick leave accrued by each such Employee while employed by Seller. Prior to Closing, Seller shall pay to the Employees all amounts due and payable for the accrued vacation time and sick leave discussed in this Section 3.9(c).

3.10.  Labor Disputes; Compliance.

(a)
Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the Legal Requirements discussed in this Section 3.10(a).

(b)
Seller has been a party to a collective bargaining agreement dated November 11, 2002, as extended in writing by the parties thereto on October 19, 2005. There has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Employees. To Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting the Business. No grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of the Business. There is no lockout of any Employees by Seller, and no such action is contemplated by Seller.  To Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.11.  Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a)
Neither Seller nor, to the Knowledge of Seller, its Representatives have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any excessive commission payment, to:

(i)	any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(ii)	any political party or official thereof;

(iii)	any candidate for political or political party office; or

(iv)	any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)
Seller has made all payments to Third Parties by check mailed to such Third Parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c)
Each transaction is properly and accurately recorded on the books and Records of Seller, and each document upon which entries in Seller’s books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that the Assets are used only in accordance with Seller’s management directives.

(d)
Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. To Seller’s knowledge, no product sold or service provided by Seller relating to the Business during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iran, or Libya.

(e)
Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

3.12.  Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Assets or the Contemplated Transactions.

3.13.  No Litigation. There is currently no litigation, bankruptcy or other proceeding that may have a material adverse effect on the Business or the Assets. Further, there is no pending or, to Seller’s Knowledge, threatened condemnation of the Real Property or any part thereof.

3.14.  No Violation of Laws. There are no violations of any federal, state or local law, code, ordinance, rules, regulations or requirement affecting the Assets, including, without limitation, Environmental Laws of the United States or the State of Pennsylvania. Further, to Seller’s Knowledge, there are no unrecorded restrictions, contracts or other documents, which could, in any manner, have a material adverse effect on the Business or the Assets.

3.15.  All Required Action Taken. All action required pursuant to this Agreement and necessary to effectuate the Contemplated Transactions has been or will be taken by Seller on or prior to Closing.

3.16.  Section 1445(a) Non-Foreign Person. Seller is not a foreign person for purposes of and is not subject to withholding under Internal Revenue Code Section 1445(a).

3.17.  Leases. There are no leases or occupancy agreements affecting all or any portion of the Real Property. Seller is entitled to all rights of the tenant as described in the Ground Lease.

3.18.  Prohibitions. To Seller’s Knowledge, there are no ordinances in effect or unrecorded restrictions, contracts or other documents which could materially and adversely affect or prohibit the use of the Assets for the current uses thereof.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER Buyer and Fortco Plastics represent and warrant to Seller as follows:

4.1.  Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, with full corporate power and authority to conduct its business as it is now conducted. Fortco Plastics, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana, with full corporate power and authority to conduct its business as it is now conducted.

4.2.  Authority; No Conflict.

(a)
This Agreement constitutes the legal, valid and binding obligation of Buyer and Fortco Plastics, enforceable against each of them in accordance with its terms. Buyer and Fortco Plastics each has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such action has been duly authorized by all necessary action by Buyer’s and Fortco Plastics’ members, managers, shareholders and board of directors, as applicable.

(b)
Upon the execution and delivery by Buyer and Fortco Plastics of the Supply Agreement and each other agreement to be executed or delivered by Buyer and/or Fortco Plastics at Closing (collectively, “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer and Fortco Plastics, as applicable, enforceable against Buyer and/or Fortco Plastics in accordance with its terms. Buyer and Fortco Plastics have the absolute and unrestricted right, power and authority to execute and deliver Buyer’s Closing Documents, as applicable, and to perform their obligations under Buyer’s Closing Documents, as applicable, and such action has been duly authorized by all necessary corporate action.

(c)
Neither the execution and delivery of this Agreement by Buyer and Fortco Plastics nor the consummation or performance of any of the Contemplated Transactions by Buyer and Fortco Plastics will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of Buyer’s or Fortco Plastics’ Governing Documents;

(ii)	any resolution adopted by the members, managers, board of directors or the shareholders of Buyer or Fortco Plastics;

(iii)	any Legal Requirement or Order to which Buyer or Fortco Plastics may be subject; or

(iv)	any Contract to which either Buyer or Fortco Plastics is a party or by which Buyer or Fortco Plastics may be bound.

Neither Buyer nor Fortco Plastics is and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.  Certain Proceedings. There is no pending Proceeding that has been commenced against either Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4.  Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5.  CONDITION PRECEDENT TO BUYER’S OBLIGATION TO CLOSE Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of the following condition (which may be waived by Buyer, in whole or in part):

5.1.  Title Insurance. Buyer shall have received a binding commitment to issue a policy of title insurance on the Real Property in the name of Buyer, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, deleting or insuring over title objections, attaching all endorsements required by Buyer in order to ensure provision of all coverage required by Buyer and otherwise in form satisfactory to Buyer insuring Buyer’s interest in the Real Property.

6.
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

6.1.  Employees. Buyer shall have hired each of the Employees.

6.2.  No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective.

7.	ADDITIONAL COVENANTS

7.1.  Payment of All Taxes.

(a)
Seller shall be responsible for paying all Taxes arising under the Assets during that portion of calendar year 2006 prior to the Closing. Buyer shall be responsible for paying all Taxes arising under the Assets for that portion of calendar year 2006 on and after the Closing. To the extent that Seller or Buyer has paid, or will pay, any Taxes arising under the Assets during calendar year 2006 for which such party is not responsible under this Section 7.1(a), the Purchase Price shall be adjusted accordingly at Closing to reimburse such party for the amount of such Taxes paid.

(b)
Buyer and Seller shall each pay in a timely manner one half (1/2) of all transfer, documentary and conveyance stamps or Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such stamps or Taxes are imposed by Legal Requirements.

7.2.  Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from the Real Property and Improvements to be occupied by Buyer. Such removal shall be done in such manner as to avoid any material damage and any disruption of the business operations to be conducted by Buyer after the Closing. Any material damage resulting from such removal shall be paid by Seller. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense, (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith, (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

7.3.  Noncompetition, Nonsolicitation and Nondisparagement - Seller and IEA.

(a)
Noncompetition. From the Closing and through October 2009, Seller and IEA shall not, anywhere in North America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in conduct similar to the Business (“Buyer Competing Business”), provided, however, that Seller and IEA may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person engaged in a Buyer Competing Business (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Security Exchange Act of 1934, as amended.

(b)	Nonsolicitation. From the Closing and through October 2009, Seller and IEA shall not, directly or indirectly:

(i)	solicit the business of any Person who is a customer of Buyer, for the purpose of providing goods or services which are similar to those provided by Buyer immediately after Closing;

(ii)
except as provided in the Supply Agreement, cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way adversely interfere with its relationship with Buyer, provided that Buyer is in material compliance with Buyer’s obligations under the Supply Agreement;

(iii)
except as provided in the Supply Agreement, cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller, on the Closing Date or within the year preceding the Closing Date, to cease doing business with Buyer, to deal with any competitor of Buyer, or to interfere with its relationship with Buyer in any way, provided that Buyer is in material compliance with Buyer’s obligations under the Supply Agreement; or

(iv)	hire, retain or attempt to hire or retain any employee of Buyer or in any way interfere with the relationship between Buyer and any of their employees or independent contractors.

(c)
Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s shareholders, directors, members, managers, officers or employees, except as may be required in any dispute with respect to an Employee.

(d)
Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.3(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.3 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

7.4.  Noncompetition, Nonsolicitation and Nondisparagement - Buyer and Fortco Plastics.

(a)
Noncompetition. From the Closing and through October 2009, Buyer and Fortco Plastics shall not, anywhere in North America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in conduct similar to the business of Seller (“Seller Competing Business”), provided, however, that Buyer and Fortco Plastics may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person engaged in a Seller Competing Business (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Security Exchange Act of 1934, as amended.

(b)	Nonsolicitation. From the Closing and through October 2009, Buyer and Fortco Plastics shall not, directly or indirectly:

(i)	solicit the business of any Person who is a customer of Seller, for the purpose of providing goods or services which are similar to those provided by Seller immediately after Closing;

(ii)
cause, induce or attempt to cause or induce any customer (other than a current customer of the Business), supplier, licensee, licensor, franchisee, employee other than an Employee, consultant or other business relation of Seller to cease doing business with Seller, to deal with any competitor of Seller or in any way adversely interfere with its relationship with Seller;

(iii)
cause, induce or attempt to cause or induce any customer (other than customers of the Business), supplier, licensee, licensor, franchisee, employee other than an Employee, consultant or other business relation of Buyer, on the Closing Date or within the year preceding the Closing Date, to cease doing business with Seller, to deal with any competitor of Seller, or to interfere with its relationship with Seller in any way; or

(iv)
hire, retain or attempt to hire or retain any employee of Seller, other than an Employee, or in any way interfere with the relationship between Buyer and any of their employees, other than an Employee, or independent contractors.

(c)	Nondisparagement. After the Closing Date, Buyer and Fortco Plastics will not disparage Seller or any of Seller’s shareholders, directors, officers, employees or agents.

(d)
Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.4(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.4 is reasonable and necessary to protect and preserve Seller’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Buyer.

7.5.  Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

7.6.  Employees. Prior to the Closing, Seller shall terminate each of its employees engaged in the operation of the Business at the Springdale Facility, and Buyer shall offer employment to each of the Employees. Buyer shall assume responsibility for any and all liabilities, payments and other amounts payable or due to or owing with respect to liabilities which might arise under the WARN Act as a result of the termination of Seller’s employees and hiring of the Employees as described in this Section 7.6.

8.	INDEMNIFICATION; REMEDIES

8.1.  Survival. All representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2.  Indemnification and Reimbursement by Seller and IEA. Seller and IEA, jointly and severally, will indemnify and hold harmless Buyer, Fortco Plastics and their Representatives, members, subsidiaries and Affiliates (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)
any Breach of any representation or warranty made by Seller or IEA in (i) this Agreement, (ii) the certificates delivered pursuant to Section 2.7, (iii) any transfer instrument or (iv) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)	any Breach of any covenant or obligation of Seller or IEA in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c)	any Liability arising out of the ownership or operation of the Business or the Assets prior to the Effective Time;

(d)
any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)	any product or component thereof manufactured at or shipped from the Real Property, or any services related to the Business provided by, Seller, in whole or in part, prior to the Closing Date;

(f)	any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions;

(g)	any Employee benefit plan established or maintained by Seller; or

(h)	any Retained Liabilities.

8.3.  Indemnification and Reimbursement by Seller and IEA - Environmental Matters. In addition to the other indemnification provisions in this Article 8, Seller and IEA, jointly and severally, will indemnify and hold harmless Buyer, Fortco Plastics and the other Buyer Indemnified Persons, and will reimburse Buyer, Fortco Plastics and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a)
any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets or the Business, or (ii) any Hazardous Substances or other contaminants that were present on the Assets at any time on or prior to the Closing Date; or

(b)
any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any activity involving Hazardous Substances conducted by any Person with respect to the Business or the Assets prior to the Closing Date or from any Hazardous Substance that was (i) present or suspected to be present on or before the Closing Date on or at the Assets, as applicable (or present or suspected to be present on any other property, if such Hazardous Substance emanated or allegedly emanated from any Asset and was present or suspected to be present on any Asset, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Asset at any time on or prior to the Closing Date.

Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and any other Proceeding with respect to which indemnity may be sought under this Section 8.3.

8.4.  Indemnification and Reimbursement by Buyer and Fortco Plastics. Buyer and Fortco Plastics, jointly and severally, will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)
any Breach of any representation or warranty made by Buyer or Fortco Plastics in this Agreement or in any certificate, document, writing or instrument delivered by Buyer or Fortco Plastics pursuant to this Agreement;

(b)	any Breach of any covenant or obligation of Buyer or Fortco Plastics in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)
any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)	any obligations of Buyer with respect to bargaining with the collective bargaining representatives of the Employees subsequent to the Closing; or

(e)	any Liability arising out of Buyer’s operation of the Business after the Effective Time.

8.5.  Limitations on Amount - Seller and IEA.

(a)
If the Closing occurs, Seller and IEA shall have no liability for indemnification with respect to any Damages under Section 8.2 and 8.3 hereof until the aggregate of all Damages with respect to the matters covered thereby exceeds $50,000 (the “Liability Threshold”). After the Liability Threshold has been exceeded, Seller and IEA, jointly and severally, shall be responsible for all Damages in excess of the Liability Threshold, provided that the maximum amount of Damages in respect of which Seller and IEA, jointly and severally, shall have liability shall be, in the aggregate, up to $2.5 million (the “Indemnification Limit”).

(b)
Notwithstanding anything to the contrary set forth in subsection (a) above, the Indemnification Limit set forth above shall not apply to any claim by Buyer, Fortco Plastics or other Buyer Indemnified Persons with respect to any claim for indemnification based upon fraud.

8.6.  Additional Limitations on Amount; Time Limitations. Neither Buyer, Fortco Plastics, Seller nor IEA shall have any liability (for indemnification or otherwise) with respect to claims of indemnification hereunder for special, incidental, or consequential damages as those terms are defined in Section 2-715 of the Uniform Commercial Code. Each party’s liability for any claim of any kind, including any such claim arising under each party’s negligence, shall in no event exceed the price allocable to the Asset(s) which gives rise to any such claim, loss or damage. In no event shall any action for the Breach of this Agreement or for the Breach of any warranty be commenced against any party hereto more than one year after the cause of action with respect to which the claim is made has accrued.

8.7.  Third-Party Claims.

(a)
Promptly after receipt by a Person entitled to indemnity under Section 8.2, 8.3 (to the extent provided in the last sentence of Section 8.3) or 8.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)
If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be in appropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)
Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliate other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)
With respect to any Third-Party Claim subject to indemnification under this Article 8: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)
With respect to any Third-Party Claim subject to indemnification under this Article 8, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.8.  Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

8.9.  Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

9.	CONFIDENTIALITY

9.1.  Definition of Confidential Information.

(a)
As used in this Article 9, the term “Confidential Information” includes any and all of the following information of the parties hereto that has been or hereafter may be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by any party hereto or its Representatives (collectively, a “Disclosing Party”) to any other party hereto or its Representatives (collectively, a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)
all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)
all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)
all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)
Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 9, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 9 to the extent included within the definition. In the case of trade secrets, each party hereto hereby waives any requirement that any other party hereto submit proof of the economic value of any trade secret or post a bond or other security.

9.2.  Restricted Use of Confidential Information.

(a)
Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller or IEA with respect to Confidential Information of Seller or IEA (each, a “Seller Contact”) or an authorized representative of Buyer or Fortco Plastics with respect to Confidential Information of Buyer or Fortco Plastics (each, a “Buyer Contact”). Each of Buyer and Fortco Plastics, on the one hand, and Seller and IEA, on the other hand, shall disclose the Confidential Information of the other only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Fortco Plastics, Seller or IEA, as the case may be, of the obligations of this Article 9 with respect to such information. Each of Buyer, Fortco Plastics, Seller and IEA shall (x) enforce the terms of this Article 9 as to its respective Representatives, (y) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 9 and (z) be responsible and liable for any breach of the provisions of this Article 9 by it or its Representatives.

(b)
Unless and until this Agreement is terminated, Seller and IEA shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 9.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Assets.

(c)	From and after the Closing, the provisions of Section 9.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets.

9.3.  Exceptions. Sections 9.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 9 or the Confidentiality Agreement by the Receiving Party or its Representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller and IEA shall not disclose any Confidential Information of Seller relating to any of the Assets in reliance on the exceptions in clauses (b) or (c) above.

9.4.  Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 9, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 9. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 9.4 do not apply to any Proceedings between the parties to this Agreement.

9.5.  Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material, (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

9.6.  Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections, (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates, (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

10.	GENERAL PROVISIONS

10.1.  Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay all amounts payable to the title insurer in respect of the Title Insurance Commitment and copies of exceptions, including premiums (including premiums for endorsements), search fees, and amounts payable to any surveyor, or persons providing originals or copies of surveys, in respect of all surveys utilized in relation to the Contemplated Transactions.

10.2.  Public Announcements. Except as otherwise may be required by Legal Requirements or by stock exchange rule, regulation or listing agreement, Seller and IEA shall consult with Buyer and Fortco Plastics before issuing, and provide Buyer and Fortco Plastics the opportunity to review and comment upon, any press release or other public statements with respect to the Contemplated Transactions, and Seller and IEA shall not issue any such press release or make any such public statement prior to such consultation and the obtaining of the prior written consent of Buyer and Fortco Plastics, such consent not to be unreasonably withheld. Except with the prior consent of Buyer and Fortco Plastics or as permitted by this Agreement, neither Seller, IEA nor any of their Representatives shall disclose to any Person the fact that any Confidential Information of Seller or IEA has been disclosed to Buyer, Fortco Plastics or their Representatives, that Buyer, Fortco Plastics and their Representatives have inspected any portion of the Confidential Information of Seller and IEA, that any Confidential Information of Buyer or Fortco Plastics has been disclosed to Seller, IEA or their Representatives, or that Seller, IEA or their Representatives have inspected any portion of the Confidential Information of Buyer and Fortco Plastics. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

10.3.  Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Buyer: Fortco Pittsburgh, LLC
500 Industrial Park Road
Portland, IN 47371
Attention: William Seal
Fax: (260) 726-8111

Fortco Plastics, Inc.
500 Industrial Park Road
Portland, IN 47371
Attention: William Seal
Fax: (260) 726-8111

With a copy to: Husch & Eppenberger, LLC
190 Carondelet Plaza, Suite 600
St. Louis, MO 63105
Attention: Maury B. Poscover
Fax: (314) 480-1505

If to Seller: Pitt Penn Oil Co., LLC
P.O. Box 296
426 Freeport Road
Creighton, PA 15030
Attention: Damon Rodehorst, President
Fax: (724) 226-9976

Industrial Enterprises of America, Inc.
711 3rd Ave., Ste 1505
New York, NY 10017-4014
Attention: John Mazzuto, CEO
Fax: (212) 658-9602

with a copy to: Baker & McKenzie, LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Martin Eric Weisberg, Esq.
Facsimile No.: (212) 310-1783

10.4.  Enforcement of Agreement. The parties hereto acknowledge and agree that they would be irreparably damaged if the provisions of Sections 7.3 and 7.4 of this Agreement are not performed in accordance with their specific terms and that any Breach of Sections 7.3 and 7.4 could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which parties hereto may be entitled, at law or in equity, each party hereto shall be entitled to enforce the provisions of Sections 7.3 and 7.4 by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of such provisions, without posting any bond or other undertaking.

10.5.  Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.6.  Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between any of the parties hereto) and constitutes (along with Schedules and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

10.7.  Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer and Fortco Plastics may assign any of their rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer or Fortco Plastics and may collaterally assign their rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.7.

10.8.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9.  Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

10.10.  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.11.  Governing Law; Arbitration.

(a)
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS OR OTHER LAWS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)
Notwithstanding anything to the contrary contained herein, any controversy or claim arising out of or relating to this Agreement, the breach thereof or the Contemplated Transactions, shall be resolved by binding arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association and administered by the American Arbitration Association. A judgment upon the award rendered by the arbitrator may be entered in any federal or state court having jurisdiction thereof. Any party hereto may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). Any arbitration commenced by either Party shall be held in Pittsburgh, Pennsylvania. All aspects of the arbitration shall be treated as, and kept, confidential. Neither the parties hereto nor the arbitrator may disclose the existence, content, or results of the arbitration to any person or entity other than the parties thereto, except as necessary to comply with legal or regulatory requirements or to enforce an award.

10.12.  Drafting History. In resolving any dispute or construing any provision in the Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of the Agreement, (b) because of the drafting history of the Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Agreement was negotiated and drafted with each party being represented by counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof.

10.13.  Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYERS:	SELLERS:

FORTCO PITTSBURGH, LLC	INDUSTRIAL ENTERPRISES OF AMERICA, INC. AMERICA, INC.
By: /s/ William G. Seal Name: William G. Seal Title: President	By: /s/ James Margulies Name: James Margulies Title: Chief Financial Officer

FORTCO PLASTICS, INC.	PITT PENN OIL CO., LLC

By: /s/ William G. Seal Name: William G. Seal Title: President	By: /s/ Damon Rodehorst Name: Damon Rodehorst Title: President